Exhibit 10.17

Ichor Systems USA / Austin

200-C Parker Drive

#600

Austin. TX 78728

tel +1 512 246 9092

fax +1 512 246 5195

June 20, 2011

Mark Hutson

[Personal Address]

Dear Mark:

I am pleased to confirm the changes to certain provisions regarding your employment with Ichor Systems as follows:

Salary

Your earned base salary will be increased to $9,423.08 biweekly, which when annualized is equivalent to $245,000,00 per year effective the first pay period after April 1, 2011.

Incentive Bonus

You currently participate in the Company’s performance incentive program. This program is subject to the terms and conditions of the plan and at the discretion of the Board of Directors. Your target bonus will be 67% of your annual base salary with an opportunity to exceed this amount up to 80% of your annual base salary, effective Jan 1, 2011.

This program is established on a semi-annual basis and the measurements will be established in accordance with the management planning and budget process for the applicable period, and will principally include financial targets. Additionally, you will be entitled to a bonus of $10,000 for each quarter Ichor Systems, Inc meets or exceeds $5 million of EBITDA as reported by the Company; effective April 1, 2011.

Stock Option & Equity Participation

This letter does not change your participation in the equity incentive plan. Participation is subject to the terms and conditions of the plan.

Severance

In the event that the company terminates your employment without cause prior to June 30, 2012, subject in each case to your execution and non-revocation of a general release and waiver of claims in the form provided by the Company, you shall be entitled to receive a severance payment equal to six (6) months of your base salary, and the prorate amount of your earned annual incentive bonus.

“Cause” shall mean (a) any refusal by you to perform your reasonable duties and responsibilities in connection with your employment with Ichor Systems, provided that (i) the Company has delivered to you a written warning describing the occurrence of any such acts) or omission(s) in reasonable detail and (ii)you have not cured the circumstances giving rise to the alleged Cause within fifteen 915) days following your receipt of such warning (Hi) any act of fraud, embezzlement, theft, or misappropriation by you or your commission of any other felony crime involving moral turpitude (iv) any gross negligence or willful connection with your employment with Ichor Systems, or (iv) any material breach by you of any of the terms contained in this offer letter.

Benefits

All other benefits such as Health & Welfare, 401K, paid time off and related employee benefits remain unchanged.

Confidentiality

As part of your employment, the Company has provided to you its confidential proprietary information and trade secrets described in the following paragraph necessary for you to perform your duties for the Company.

You agree not to disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person (including yourself), firm, association or other entity (other than the Company or its affiliates) any Confidential Information, except to the extent disclosure is required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. “Confidential Information” includes, but is not limited to, customer lists, vendor lists, joint venture lists, databases, computer programs and software, frameworks, designs, models, marketing programs and plans, sales, financial, marketing, training and technical information and plans, business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, pricing policies, intellectual property, any and all information relating to projected acquisitions, dispositions, joint ventures or other business arrangements whether involving the Company or third parties, properties or management agreements, management organization information (including data and other information relating to members of the Board of Directors of the Company and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to the Company or any of its affiliates or information designated as confidential or proprietary that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates, information concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers, and operates its retail and other businesses, other than information which is otherwise available in the public domain (other than

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by reason of the breach by the Company of this agreement or any other confidentiality agreement with the Company).

The mutual exchange of the Company’s promise to provide to you confidential information and your promise to protect the confidentiality of that information will further constitute consideration for your promise not to compete with the Company on the terms provided in the following covenant not to compete. Your agreement to these non competition provisions constitutes a condition of your employment.

Per company policy, your employment with Ichor Systems is at will. This means that either you or Ichor Systems may terminate the employment relationship at any time, with or without cause, with or without notice.

With respect to the nature of your employment relationship with Ichor Systems, this constitutes the full, complete, and final agreement between you and Ichor Systems. This agreement cannot be modified or amended unless done so in writing and signed by both you and the President of Ichor Systems. Additionally, no element or elements of the compensation plan listed above can be assigned or transferred by you to any other person, company, or entity of any type.

Sincerely,

Ichor Systems, Inc.

/s/ Jennifer S. Speer

Jennifer S. Speer Director of Human Resources

ACKNOWLEDGEMENT

I, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter. I understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Ichor Systems, Inc., other than those expressly set forth or reference herein.

/s/ Mark Hutson	6-29-11
Mark Hutson	Date

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